Exhibit 10.2

                                      Ford

                                                       June 2, 2004

Joe W. Laymon
Group Vice President
Corporate Human Resources


David Thursfield
353 Wilshire Drive
Bloomfield Hills, MI 48302


Dear David:

The Consulting Agreement (dated April 26, 2004) that you entered into with the Company included the following provision in Section 9 "Other Support":

         "In connection with services to be provided under this Agreement, the Company will provide you with apartment accommodations in London until July 31, 2004. You agree to pay 3,550 GBP to the Trustee leaseholder no later than June 1, 2004."

You have indicated that you only wish to utilize the apartment accommodations through June 30, 2004 rather than July 31, 2004 and you will release the Company from the full obligation of the initial provision. Also, you wish to reduce the amount that you are obligated to pay to the Trustee leaseholder. You agree to pay 2,721 GBP to the Trustee leaseholder no later than June 4, 2004.

Please sign and date below to indicate your agreement to this change and return a copy to the Company via fax to me no later than June 3, 2004.

                                   /s/ Joe Laymon

                                   Joe Laymon


I agree that the portion of the Consulting Agreement found in Section 9 "Other Support" is modified as follows. In connection with services to be provided under this Agreement, the Company will provide you with apartment accommodations in London until June 30, 2004. You agree to pay 2,721 GBP to the Trustee leaseholder no later than June 4, 2004. This change is limited only to the specific item described above and does not release the Company or me from our other obligations under the Consulting Agreement.


/s/ David Thursfield
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David Thursfield


June 4, 2004
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Date